Exhibit 21
Subsidiary Information for The Mosaic Company
Certain subsidiaries of the Mosaic Company are listed below. Unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X promulgated by the Securities and Exchange Commission.

Subsidiary Name	Jurisdiction of Incorporation
The Mosaic Company	Delaware
Mosaic Global Sales, LLC	Delaware
Mosaic Crop Nutrition, LLC	Delaware
Mosaic Fertilizer, LLC	Delaware
Mosaic Global Holdings Inc.	Delaware
Mosaic USA Holdings Inc.	Delaware
The Vigoro Corporation	Delaware
Mosaic Global Operations Inc.	Delaware
Mosaic Netherlands Holding Company	Delaware
Mosaic Potash Esterhazy Limited Partnership	Saskatchewan
Mosaic Canada ULC	Nova Scotia
Mosaic Esterhazy Holdings ULC	Alberta
Mosaic Fertilizantes P&K Ltda.	Brazil
Mosaic Potash B.V.	Netherlands
Mosaic Fertilizantes Netherlands C.V.	Netherlands
Mosaic Fertilizantes do Brasil Ltda.	Brazil
Mosaic Canada Crop Nutrition, LP	Manitoba
Compañia Minera Miski Mayo S.R.L.	Peru
Mosaic India Private Limited	India
Phosphate Acquisition Partners L.P.	Delaware
PRP-GP LLC	Delaware
Mosaic Sales Netherlands C.V.	Netherlands
Mosaic Potash Carlsbad Inc.	Delaware
Mosaic Berg B.V.	Netherlands
Tampa Port Services, LLC	Delaware
Mosaic Potash Colonsay ULC	Nova Scotia
IMC Chemical North America LLC	Delaware
Mosaic Fertilizantes Bahamas Limited	Bahamas
Mosaic Fertilizers (Hong Kong) Limited	Hong Kong
South Ft. Meade Land Management, Inc.	Delaware